UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2019

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Harold G. Hamm, Chairman of the Board of Directors and Chief Executive Officer of Continental Resources, Inc. (the “Company”), informed the Board of Directors of the Company (the “Board”) of his desire to transition from his position as the Company’s Chief Executive Officer. As a result, the Board has appointed Mr. Hamm Executive Chairman of the Board. In addition, the Board has appointed William B. Berry to succeed Mr. Hamm as the Company’s Chief Executive Officer. Mr. Berry currently serves, and will continue to serve, as a member of the Board. As part of the Company’s leadership succession, the Board has also increased the leadership responsibilities of Jack H. Stark, who currently serves as the Company’s President, to include the role of Chief Operating Officer, with no changes to his existing compensation. All of the foregoing appointments will become effective on January 1, 2020.

Mr. Berry, age 66, has been a director of the Company since 2014. He served as Lead Director of the Board from the 2016 Annual Meeting through the 2017 Annual Meeting. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. Prior to that, Mr. Berry worked for ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002, in various leadership positions of increasing responsibility both domestically and internationally. Since his retirement from ConocoPhillips, he has served on the board of directors of Franks International since January 2015 and on the board of directors of Oceaneering International, Inc. since June 2016. He served on the board of directors of Nexen Inc. from December 2008 to June 2013, Willbros Group, Inc. (“Willbros”) from February 2008 to May 2014, Access Midstream Partners, L.P. from June 2013 to May 2014, and Teekay Corporation from June 2012 to December 2015. Mr. Berry holds a bachelor’s and a master’s degree in petroleum engineering from Mississippi State University. There is no arrangement or understanding between Mr. Berry and any other person(s) pursuant to which he was selected to be an officer of the Company, and Mr. Berry does not have any family relationships with any of the Company’s executive officers or directors.

In connection with Mr. Berry’s appointment as Chief Executive Officer of the Company, the Compensation Committee of the Board (the “Committee”), with approval from the Board, determined that Mr. Berry would receive an annual base salary of $1,000,000. He will be eligible to participate in the Company’s annual and long-term incentive award programs and retirement plans, and he will be provided the use of a personal automobile, use of Company aircraft, when available, and customary relocation costs including home marketing and loss protection. Mr. Berry’s annual target bonus will be equal to 125% of his annual base earnings, and he will receive an initial restricted stock award targeting an award value of $24,000,000 (which is three times the annual target equity compensation award he will be eligible to receive in future years). The award will vest 1/3 each year for three years, on February 15, 2021, on February 15, 2022 and February 15, 2023. Mr. Berry will also be eligible for an annual restricted equity award with a target amount equal to $8,000,000 and vesting at the end of the third year after the grant. Any non-vested shares awarded to Mr. Berry in connection with his service as a non-employee director will be prorated to reflect his service as a non-employee director through December 31, 2020 and will vest on such date, with all remaining shares forfeited.

Similarly, in connection with Mr. Hamm’s appointment as Executive Chairman, the Committee, with the approval of the Board, determined the compensation that Mr. Hamm will be provided as the Company’s Executive Chairman during 2020. Mr. Hamm will receive an annual base salary of $1,320,000, and will remain eligible to participate in the Company’s annual incentive award program with a target bonus of 150% of base earnings. Mr. Hamm will not receive additional grants of equity compensation awards in connection with his transition to the role of Executive Chairman, but previously granted equity compensation awards will continue to vest in accordance with the original vesting schedules. Mr. Hamm will also continue to have access to a personal automobile and the use of the Company’s aircraft.

Item 7.01	Regulation F-D Disclosure.

The Company plans to host a conference call to discuss its leadership succession plan on Thursday, December 12, 2019 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	10:30 a.m. Eastern Time, Thursday, December 12, 2019
Dial-in:	1-888-317-6003
Intl. dial-in:	1-412-317-6061
Conference ID:	5065634

An accompanying video news release is available at https://vimeo.com/378443939 and a press release is available at www.CLR.com

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	1-877-344-7529
Intl. replay:	1-412-317-0088
Conference ID:	10137463

The Company plans to publish on its website at www.CLR.com additional information regarding its leadership succession plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)

Dated: December 11, 2019

	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer